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                              DOLLAR EXPRESS, INC.
                               1700 Tomlinson Road
                             Philadelphia, PA 19116


                                  March 1, 1999

Mr. David Folkman
c/o Dollar Express, Inc.
1700 Tomlinson Road
Philadelphia, PA 19116


Dear Mr. Folkman:

         In recognition of your contribution to the growth and success of Dollar Express, Inc. and its related companies (the "Company"),we are pleased to offer to you ("Executive") continued employment with the Company as Executive Vice President-Director of Store Operations, subject to the following terms of this letter agreement (the "Agreement").

         1. Term and Duties. Executive shall be employed for a term commencing on the date hereof and expiring on the first anniversary of the date hereof, unless earlier terminated pursuant to Section 6 hereof (the "Term"). Thereafter, the Term shall continue for successive one (1) year periods unless either the Company or Executive shall have given the other at least ninety (90) days prior notice of a desire to terminate and not renew Executive's employment at the expiration of the then current period. During the Term, Executive shall devote his best efforts and substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board of Directors (the "Board") of DE&S Holding Co. ("DE&S") (the parent corporation of the Company).

         2. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, an initial base salary at an annual rate of $134,000.00 (as the same may hereafter be adjusted, the "Annual Salary") commencing on the date hereof and continuing until expiration or termination of the Term. The Annual Salary shall be reviewed by the Board and considered for increase as of January 1, 2000 and annually thereafter. The Annual Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company, and which shall be withheld and paid in accordance with the Company's normal payroll practices from time to time in effect.



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Mr. David Folkman
March 1, 1999
Page 2

         3. Bonuses. With respect to each fiscal year of the Company that ends within the Term, the Executive will be entitled to receive an annual bonus to be determined by the Board if the Company performs in conformity with its Approved Budget. For purposes of this Agreement, "Annual Budget" means the annual operating budget of the Company and its related entities which is approved by the Board in accordance with
         Article X of the Bylaws of DE&S. The Company may pay Executive such other bonus or bonuses, if any, as the Board in its sole discretion, shall determine.

         4. Benefits.

                  4.1. Generally. Executive shall be entitled to the same benefits (including as of the date hereof: medical insurance, 401(k) Plan participation and a $250,000 term life insurance policy) as the senior salaried officers of the Company, as determined by the Board, in its absolute discretion (the "Benefits").

                  4.2. Expense Reimbursements. The Company shall reimburse Executive, upon proper accounting, for reasonable expense and disbursements incurred by him in the course of his performance of the duties hereunder.

         5. Non-Compete; Confidentiality; Intellectual Property.

                  5.1. Restrictive Covenants. Executive and the Company agree that, because Executive has had and will continue to have access to the Company's most confidential business and technical information and has had and will continue to have responsibility for developing and maintaining vendor relationships, the following covenants by the Executive are reasonable and necessary for the protection of the Company's legitimate business interests:

                           (a) Non-Compete. Executive shall not, during the Term
                  and for a period thereafter of one (1) year (the "Restricted Period"), in the United States or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive's capacity as an officer or director of the Company or its subsidiaries or affiliates) do any of the following, directly or indirectly, without the prior written consent of the Company:

                                    (i) engage or participate in any business
                           activity which is in any way competitive with the Company's business of operating large format dollar stores or traditional card and gift shops (a "Competing Business");


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Mr. David Folkman
March 1, 1999
Page 3

                                    (ii) become interested in (as owner,
                           stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to one percent (1%) of the outstanding securities of any class of any publicly-traded securities of any company;

                                    (iii) solicit or call on any supplier with
                           whom the Company shall have dealt at any time during the two (2) year period immediately preceding the termination of Executive's employment hereunder if such solicitation or call could in any way adversely impact the Company's (or any of the Company's subsidiaries' or affiliates') relationship with that supplier;

                                    (iv) influence or attempt to influence any
                           supplier, service provider, partner or any other person to terminate or modify any written or oral agreement or course of dealing with the Company;

                                    (v) influence or attempt to influence any
                           person to terminate or modify his employment, consulting, agency or other arrangement with the Company; or

                                    (vi) employ or retain, or arrange to have
                           any other person employ or retain, any person who has been employed or retained by the Company as an employee, consultant or agent of the Company at any time during the two year period immediately preceding the termination of Executive's employment hereunder.

For purposes of this Agreement, the term "person" refers to not only individuals, but also to any corporation, partnership, association, trust, proprietorship or any other entity or organization.

                           (b) Confidentiality. Employee recognizes and
                  acknowledges that the Propriety Information (as hereinafter defined) is a valuable, special and unique asset of the Company's business. Accordingly, during and after the Restricted Period, Executive shall keep secret and retain in strictest confidence, and will not, for any reason divulge to any third-party or use for his own benefit (without the prior written consent of the Company) any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company ("Proprietary Information"); provided, however, that this paragraph will not restrict


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Mr. David Folkman
March 1, 1999
Page 4

                  Executive's ability to make such disclosures during the course of his employment as may be necessary for the effective and efficient discharge of the duties hereunder or as such disclosures may be required by law. In the event that Executive or any of its representatives becomes legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

                           (c)      Property.

                                    (i) All right, title and interest in and to
                           Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position. If any such materials or property are removed, they shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute copies of such materials or property and shall not divulge to any third person the nature of and/or contents of such materials or property, except as may be necessary or appropriate in the performance of his duties. Upon the termination of Executive's employment with the Company, Executive will return to the Company all originals and copies of such materials and property then in his possession, whether prepared by Executive or by others.

                                    (ii) Executive agrees that all the
                           Intellectual Property (as defined below) will be considered "works made for hire" as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. ss.ss. 101 and 201) and that all right, title and interest in such Intellectual Property (including, without limitation, any available patents or copyrights) will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that,


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Mr. David Folkman
March 1, 1999
Page 5

                           notwithstanding the foregoing, Employee retains any interest in the Intellectual Property, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. Employee further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure Employee's signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee's incapacity or any other reason whatsoever, Employee hereby designates and appoints the Company or its designee as Employee's agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company's rights in the Intellectual Property. Employee acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable. For purposes of this Agreement, "Intellectual Property" means any technical information, inventions, developments, discoveries, improvements, software, methods, techniques, formulae, data, processes, systems, documentation and work results (collectively, the "Inventions") that are first discovered, developed, fixed in a tangible medium or reduced to practice by
                           Employee: (i) in the course and within the scope of his employment, (ii) at any time and place while Employee is employed by the Company, provided that such Invention is related to or used in connection with the business of the Company, (iii) which is the result of tasks assigned to Employee by the Company, or (iii) which results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company.

                  5.2. Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions contained in
         Section 5.1 (the "Restrictive Covenants"), the Company will have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which


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Mr. David Folkman
March 1, 1999
Page 6

         is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                           (a) Special Enforcement.  The Company will have the
                  right and remedy to have the Restrictive Covenants enforced by injunction of any court of competent jurisdiction.

                           (b) Accounting and Restitution. The Company will have
                  the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any breach of the Restrictive Covenants.

                           (c) Extension of Restricted Period. If Executive
                  breaches any of the Restrictive Covenants, then the Restricted Period shall be extended for a period of time equal to the period of time that Executive was in breach of such restriction.

                  5.3. Acknowledgments. Executive acknowledges that the Restrictive Covenants are included herein in order to induce the Company to continue to employ Executive pursuant to the other terms of this Agreement and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company, that money damages would not provide an adequate remedy to the Company and that the Company would be entitled to a temporary restraining order, preliminary injunction, and/or permanent injunction to prevent any breach or threatened breach of the Restrictive Covenants. Executive agrees that he will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. Executive further acknowledges that the duration and geographic scope of Section 5.1 are reasonable given the nature of this Agreement.

                  5.4. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

                  5.5. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for after the termination of Executive's employment with the Company.



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Mr. David Folkman
March 1, 1999
Page 7

         6. Termination. Executive's employment hereunder may be terminated during or at the end of the Term as described below. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 6.

                  6.1. Termination for Absenteeism.

                  (a) Regular attendance at work or conducting work is an essential element of the job for which Executive has been hired. Without limiting the Company's right to terminate Executive pursuant to Section 6.2 or 6.3 hereof, in the event that Executive is absent from work for 120 consecutive days, Executive's employment hereunder may be terminated by the Company.

                  (b) In the event of a termination of Executive's employment hereunder pursuant to Section 6.1(a), Executive will be entitled to receive all accrued and unpaid Annual Salary and Benefits through the date of such termination. Except as specifically set forth in this Section 6.1(b), subject to the terms of any benefits or compensation plans then in force and applicable to Executive, the Company shall have no liability or obligation to Executive for compensation or benefits hereunder by reason of such termination.

                  6.2. Termination by Death. In the event that Executive dies during the Term, Executive's employment hereunder shall be terminated thereby and the Company shall pay to Executive's executors, legal representatives or administrators an amount equal to all accrued and unpaid Annual Salary and Benefits through the date of such termination. Except as specifically set forth in this Section 6.2, the Company shall have no liability or obligation hereunder to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive's death, except that Executive's executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan(s) in which he is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan(s) then in effect.

                  6.3. Cause. The Company shall have the right to terminate Executive's employment under this Agreement for "Cause." In the event of the termination of employment for Cause, all rights, benefits and obligations of the parties under this Agreement (except for Executive's obligations under Section 5) shall immediately terminate except for benefits accrued to the date of termination. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following material violations: (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician's prescription); (ii) refusal, failure or inability to perform any material obligation or fulfill any duty to the


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Mr. David Folkman
March 1, 1999
Page 8

         Company (other than due to disability), which failure, refusal or inability is not cured within ten (10) days after delivery of notice thereof from the Board; (iii) gross negligence or willful misconduct in the course of employment; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates or subsidiaries, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or a felony.

                  6.4.     Severance Event.

                           (a)      For the purposes of this Agreement:

                                    (i) "Severance Event" means (1) the
                           termination of Executive's employment prior to the expiration of this Agreement: (a) by the Company other than pursuant to Sections 6.1, 6.2 or 6.3, or
                           (b) by Executive for Good Reason; or (2) the non-renewal of this Agreement by the Company pursuant to Section 1 of this Agreement.

                                    (ii) "Good Reason" means a material breach
                           by the Company or any material provision of this Agreement, which breach is not remedied within thirty
                           (30) days after receipt by the Company of written notice thereof from Executive.

                           (b)      Upon the occurrence of a Severance Event:

                                    (i) the Company shall pay to Executive an
                           amount equal to fifty percent (50%) of his Annual Salary in the calendar year in which the Severance Event occurred, which amount shall be paid (subject to required withholdings) in six (6) equal consecutive monthly installments commencing one (1) month after the date of the Severance Event; and

                                    (ii) subject to the terms of any insurance
                           policy funding any group health plan(s) maintained by the Company and in which the Executive participated immediately prior the Severance Event, the Company will provide Executive with six (6) months of continuation coverage under such group health plan(s) at a cost to Executive equal to the employee cost (if any) of such coverage immediately prior to the Severance Event.



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Mr. David Folkman
March 1, 1999
Page 9

         7. Miscellaneous.

                  7.1. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

                  7.2. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Executive with the Company.

                  7.3. Amendments.   This Agreement may not be changed or
         modified, except by an Agreement in writing signed by each of the parties hereto.

                  7.4. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, not shall nay failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute, or be deemed a waiver or release of any other rights, in law or in equity.

                  7.5. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principals.

                  7.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law; provided, however, that if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect in a particular jurisdiction; (i) this Agreement will be reformed, construed and enforced in that jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; and (ii) such invalidity, illegality or unenforceability will not affect the effectiveness or validity of that provision in any other jurisdiction.



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Mr. David Folkman
March 1, 1999
Page 10
         8. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (i) sent by overnight courier,
         (ii) mailed by certified or registered mail, return receipt requested or (iii) sent by telecopier, addressed to the addresses of the parties set forth herein, or to such other address as either party may from time to time specify by notice given to the other party in the manner specified above.

         9. Survival of Provisions. The provisions of this Agreement set forth in Sections 5 and 7 hereof will survive the termination of Executive's employment hereunder or the expiration of this Agreement.

         10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         Please indicate your acceptance of employment and your agreement to render services to the Company subject to the terms set forth above by executing and returning the enclosed copy of this letter.

                                               Sincerely,

                                               DOLLAR EXPRESS, INC.


                                               By: /s/   Bernard Spain
                                                  ---------------------------
                                                     Bernard Spain
                                                     Chief Executive Officer
Accepted and Agreed to on this ___
day of March, 1999:  6/21/99


/s/  David Folkman
---------------------------
David Folkman